DESTINY
www.dsny.com                                                     TECHNOLOGIES
                                                              MEDIA
FAX +604 609 0611
VOICE +1604 609 7736
950-555 WEST HASTINGS ST.
VANCOUVER CANADA V6B 4N4


                                                        Thursday August 31, 2000


Ian Stuart
Angelaudio.com Inc.
1200- 1130 West Pender Street
Vancouver, BC, V6E 4A4

Dear Mr. Stuart:

License of Clipstream(TM) to Angelaudio.com Inc.

We are writing to confirm the terms and conditions upon which Destiny Media Technologies Inc. ("Destiny") will be licensing its Clipstream(TM) technology to Angelaudio.com Inc. ("Angelaudio.com"). The terms and conditions set out in this letter, along with Destiny's standard Clipstream(TM) Website License (a copy of which is attached to this letter) constitutes the entire agreement between our respective companies. If these terms are satisfactory to Angelaudio.com, please sign where indicated below.

Domain. The Clipstream(TM) license granted to Angelaudio.com is for use only on any or all servers owned or operated from the Angelaudio.com domain and shall not be served from any other servers without Destiny's written permission which shall not be unreasonably withheld as in the case of collocated servers on other domains which serve the angeludio.com website.

Pricing and Term. In exchange for the grant of license from Destiny, Angelaudio.com shall pay Destiny U.S. $20,000 as a one time fee, including all taxes. The term of the license granted shall be for three (3) years from the date of signing. Destiny will invoice Angelaudio.com immediately, and it is understood and agreed that Angelaudio.com shall pay 2/3 of the license fee upon receipt of the invoice and no later than August 31, 2000, and that the 1/3 remaining balance shall be paid no later than October 1, 2000.

Additional Terms. Angelaudio.com shall prominently display and market the Destiny trade-name and Clipstream(TM) trade-mark on the Angelaudio.com website for the term of the agreement. Angelaudio.com is not obligated to place a hyperlink to Destiny's website on their website. Any updates to versions of Clipstream(TM) that Destiny releases during the term shall be provided to Angelaudio.com however, for greater certainty, new functionality introductions that constitute new product applications shall not be included. However Angelaudio.com shall be entitled to a discount of no less than 30% for the purchase of the new products. Destiny shall supply Angelaudio.com at no cost with a modified encoder that will allow source MP3 files of lengths greater than 30 seconds to deliver Clipstream(TM) clips of a 30 second preview length. Command line batch encoding is a feature that will be included in the version of Clipstream(TM) licensed to Angelaudio.com. Destiny agrees to customize the Clipstream(TM) play buttons to any size required by Angelaudio.com within 1 week of signing this agreement. In addition, Destiny will provide fifteen more hours of support at no extra charge. Additional support can be purchased for $2000.00 per year unlimited support or for $125.00 per hour on an as-needed basis.

Angelaudio may assign this agreement upon a sale of assets by Angelaudio to the purchaser of those assets with written consent from Destiny Media Technologies which consent shall not be unreasonably withheld.

In the event of a conflict between this two page agreement and the attached Clipstream(TM) Website license agreement, this two page agreement shall prevail.

No party shall make a press release regarding this agreement without the written permission and approval from the other party.


/s/ Mark Toffoli                            /s/ Ian Stuart
----------------------------------         -------------------------------------
Mark Toffoli                               Ian Stuart
Destiny Media Technologies                 Angelaudio.com Inc.


Aug. 31, 2000                               Aug. 31, 2000
----------------------------------         -------------------------------------
Date             August 31, 2000           Date             August 31, 2000



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